UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K/A

(Amendment No. 2)

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	February 28, 2019

P. H. Glatfelter Company

(Exact name of registrant as specified in its charter)

Pennsylvania	001-03560	23-0628360

(State or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation)	File Number)	Identification No.)

96 S. George Street, Suite 520, York, Pennsylvania		17401

(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code:		717 225 4711

Not Applicable

Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company in as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock	GLT	New York Stock Exchange

Item 5.02  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

P. H. Glatfelter Company (the “Company”) previously reported on a Current Report on Form 8-K dated February 28, 2019 that Martin Rapp, Senior Vice President and Business Unit President, Composite Fibers, and a Named Executive Officer in the Company’s Proxy Statement for the 2019 Annual Meeting of Shareholders, would be leaving the Company effective October 1, 2019.

On April 23, 2019, the Company and Mr. Rapp entered into a Separation Agreement (the “Separation Agreement”).  The Separation Agreement sets forth the terms of Mr. Rapp’s continued employment through September 30, 2019 (the “Termination Date”) and his severance benefits upon his termination of employment.

Pursuant to the Separation Agreement, provided that he continues in employment through the Termination Date, the Company will pay or provide Mr. Rapp the following:

•

Cash payments in an aggregate amount of €876,489 (equivalent to $999,197) to be paid as follows: (i) €676,387 (equivalent to $771,081) as a severance payment in exchange for a general release of claims in favor of the Company and its affiliates; (ii) €141,072 (equivalent to $160,822) as a prorated 2019 bonus; and (iii) €59,030 (equivalent to $67,294) as a bonus after the successful completion of transition duties. The amounts set forth in (i) and (ii) are due in a lump sum payment on the termination date and the amount pursuant to (iii) is due in February 2020.

•

Reimbursement for the cost of health insurance for the 17-month period following the Termination Date, less the amount that the Company would have paid for such health insurance had Mr. Rapp remained employed during the 17-month period following the Termination Date.

As a condition to receiving the severance payment described above, for the 17-month period following the Termination Date, Mr. Rapp must comply with covenants related to non-competition and non-solicitation of employees and other service providers.  Mr. Rapp must also continue to comply with the confidentiality covenants by which he is bound.

Any outstanding equity grants held by Mr. Rapp on the Termination Date will vest on a pro-rata basis as a result of Mr. Rapp’s departure in accordance with the terms of such equity grants, and any vested Stock Only Stock Appreciation Rights (“SOSARS”) will remain exercisable until the earlier to occur of the third anniversary of the Termination Date or the end of the applicable SOSAR term.

All amounts in U.S. Dollars were calculated assuming a 1 Euro to 1.14 U.S. Dollar exchange ratio.

The description of the agreement set forth above is qualified by reference to the Separation Agreement filed herewith as Exhibit 10.1 and incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

The following exhibits are filed herewith:

10.1Separation Agreement and General Release between Martin Rapp and P. H. Glatfelter Company, filed herewith.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

P. H. Glatfelter Company

May 2, 2019	By:	/s/ Eileen L. Beck

Name: Eileen L. Beck
Title: Vice President, Human Resources